KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 23, 2025, with respect to the financial statements of BNY Mellon Small Cap Multi-Strategy Fund and BNY Mellon International Fund, each a series of the BNY Mellon Funds Trust, as of August 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

New York, New York

August 21, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.